EXHIBIT 10.151
WAUSAU
UMBRELLA QUOTA SHARE
REINSURANCE CONTRACT
NO. RAMWA06UQS
EFFECTIVE: JANUARY 1, 2006 — CONTINUOUS
Between
WAUSAU INSURANCE COMPANIES
And
PEERLESS INSURANCE COMPANY

Effective: January 1, 2006 RAMWA06UQS	DOC: May 23, 2006
UMB06WAU01

WAUSAU UMBRELLA
QUOTA SHARE REINSURANCE CONTRACT
NO. RAMWA06UQS
TABLE OF CONTENTS

Article		Page

	Preamble	1
1	Business Reinsured	1
2	Cover	2
3	Term and Cancellation	2
4	Territory	3
5	Exclusions	3
6	Special Acceptances	11
7	Accounts and Remittances	11
8	Reinsurance Premium	13
9	Ceding Commission	13
10	Definitions	13
11	Original Conditions	16
12	Loss Adjustment and Settlement	16
13	Loss in Excess of Original Policy Limits And Extra Contractual Obligations	16
14	Salvage and Subrogation	17
15	Dividends and Taxes	18
16	Federal Excise Tax	18
17	Offset	18
18	Errors and Omissions	19
19	Access to Records	19
20	Arbitration	20
21	Insolvency	24
22	Other Reinsurance	25
23	Honorable Undertaking	25
24	Confidentiality	25
25	Currency	27
26	Federal Terrorism Excess Recovery Clause	27
27	Governing Law	28
28	Severability	28
29	Assignment	28
30	Special Conditions	28
31	Interest Penalty	30
32	Entire Agreement	31
	Company Signing Block	32

Effective: January 1, 2006 RAMWA06UQS	i	DOC: May 23, 2006

WAUSAU UMBRELLA
QUOTA SHARE REINSURANCE CONTRACT
NO. RAMWA06UQS
(hereinafter referred to as the “Contract”)
between
EMPLOYERS INSURANCE COMPANY OF WAUSAU, a Wisconsin corporation, and/or
WAUSAU GENERAL INSURANCE COMPANY, a Wisconsin corporation,
and/or
WAUSAU UNDERWRITERS INSURANCE COMPANY, a Wisconsin corporation, and/or
WAUSAU BUSINESS INSURANCE COMPANY, a Wisconsin corporation,
and/or
any other companies that are now or may hereafter become
Members of the Group of
WAUSAU INSURANCE COMPANIES
2000 Westwood Drive P.O. Box 8017
Wausau, Wisconsin 54402-8017
(hereinafter individually and collectively referred to as the “Company”)
And
PEERLESS INSURANCE COMPANY
62 Maple Avenue
Keene, NH 03431
THE REINSURER(S) subscribing to the INTERESTS AND LIABILITIES
AGREEMENT(S) forming part of this Contract
(hereinafter individually referred to as “Subscribing Reinsurer”
and collectively referred to as “Reinsurers”)
ARTICLE 1
BUSINESS REINSURED
This Contract is to share with the Subscribing Reinsurer the interests and liabilities of the Company under all Policies classified by the Company as Commercial Umbrella and Follow-Form Excess Liability Policies underwritten by the Wausau Underwriting Department and

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written or renewed by or on behalf of the Company during the term of this Contract, subject to the terms and conditions herein contained, provided such insurance is written under Policy Form XU0001, Edition Date 04 03, and subsequent edition dates agreed upon and on file with the Subscribing Reinsurer.
ARTICLE 2
COVER
The Company shall cede to the Subscribing Reinsurer(s) a 50% quota share of Net Loss of up to $10,000,000 each occurrence/$10,000,000 aggregate (where applicable) excess of Underlying Insurance as respects Policies ceded hereunder.
In addition to Net Loss, the Company shall cede to the Subscribing Reinsurer its 50% proportionate share of Adjustment Expense, even if there is no Net Loss payment.
In addition to Net Loss, Adjustment Expense, and Claim-Specific Declaratory Judgment Expenses incurred by the Company shall be apportioned between the Company and the Subscribing Reinsurer in proportion to their respective interests as finally determined, subject to a maximum of 50% of $10,000,000 for any individual declaratory judgment action, and 50% of $10,000,000 for all occurrences taking place under all Policies becoming effective during an Underwriting Year. In the event there is no loss other than Claim-Specific Declaratory Judgment Expense with respect to any claim hereunder, such expense will be covered by this Contract.
The Company shall cede to the Subscribing Reinsurer losses in excess of Policy limits and extra contractual obligations. The liability of the Subscribing Reinsurer for loss in excess of Policy limits and extra contractual obligations combined in any one occurrence under any one Policy shall not exceed a limit of liability of the Subscribing Reinsurer equal to the lesser of: 50% of $10,000,000; or 50% of the each occurrence Policy limit. Further, the liability of the Subscribing Reinsurer for loss in excess of Policy limits and extra contractual obligations combined arising out of all occurrences taking place under all Policies becoming effective during any one Underwriting Year shall not exceed a limit of liability of the Subscribing Reinsurer equal to 50% of $20,000,000.
It is understood and agreed that the Company shall be allowed to purchase facultative reinsurance, recoveries under which would inure to the benefit of this Contract.
ARTICLE 3
TERM AND CANCELLATION
This Contract shall apply to new and renewal Policies of the Company becoming effective at and after 12:01 a.m. Central Standard Time on January 1, 2006, with respect to:

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A.	Claims and losses resulting from actual or alleged occurrences under coverages written on an occurrence basis; and

B.	Claims first made against the insured under such Policies under coverages written on a claims-made basis, provided that the occurrence which results in each such claim takes place on or after the retroactive date indicated in each such Policy;
And shall remain in full force and effect until terminated.
This Contract may be canceled effective January 1, 2007, or any January 1 thereafter, by either party giving at least 90 days prior notice by certified mail to the other party. During any such period of notice the Subscribing Reinsurer will remain bound by the terms of this Contract.
Upon termination of this Contract, the Subscribing Reinsurer will continue to cover all Policies coming within the scope of this Contract, until the natural expiration of such Policies. Policy periods are deemed not to exceed 12 months plus odd time, not to exceed 18 months in all. As respects coverages written on a claims-made basis, the claim must first be made against the insured before such expiration, cancellation, or next anniversary date. However, if the Company provides an extended reporting period within one year after termination date of this Contract on any claims-made coverage which is in force at such termination date or if an extended reporting period is in force at the time and date of termination, the Subscribing Reinsurer shall continue to be liable for claims first made against the insured during such extended reporting period. Upon termination, the Company, at its option, may elect to terminate the Subscribing Reinsurer’s liability for all losses occurring subsequent to termination. The Subscribing Reinsurer will return to the Company a portfolio representing the unearned premium reserve under this Contract appropriate to the mode of termination.
ARTICLE 4
TERRITORY
The territorial limits of this contract shall be identical with those of the Company’s Policies.
ARTICLE 5
EXCLUSIONS
This Contract does not cover:
A.	Reinsurance assumed by the Company other than reinsurance of Commercial Umbrella business assumed from affiliated companies;

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B.	Nuclear incident per the Nuclear Incident Exclusion Clause — Liability - Reinsurance attached hereto;

C.	“Self-insurance” or “self-insured obligations”, howsoever styled, of the Company, its affiliates or subsidiaries, or any insurance wherein the Company, its affiliates or subsidiaries, are named as the insured party, either alone or jointly with some other party, notwithstanding that no legal liability may arise in respect thereof by reason of the fact that the Company, its affiliates or subsidiaries, may not be obligated by law to pay a claim to itself, its affiliates or subsidiaries;

D.	Any loss or liability accruing to the Company directly or indirectly from any insurance written by or through any pool or association including pools and associations in which membership by the Company is required under any statutes or regulations;

E.	Any liability of the Company arising from its participation or membership in any insolvency fund;

F.	Any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority; however, this exclusion shall not apply to any Commercial Umbrella policy which contains a war exclusion;

G.	Business written on a co-indemnity basis not controlled by the Company;

H.	Any Commercial Umbrella policy written for a period of more than 12 months, not to exclude, however, policy periods of 12 months plus odd time provided that the total policy period does not exceed 18 months;

I.	Any Commercial Umbrella policy written on a master policy basis or through a managing general agent or managing general underwriter;

J.	Any of the following coverages:
1.	Asbestos Liability, being liability for loss, damage, costs or expenses arising out of, resulting from, caused by, or contributed to by asbestos, exposure to asbestos, use of asbestos, or responding to asbestos; however, this exclusion does not apply to any Commercial Umbrella policy which contains the Company’s asbestos exclusion;

2.	Directors and Officers Liability;

3.	Employment Practices Liability;

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4.	Environmental Impairment Liability;

5.	Lead Liability (being liability for loss, damage, costs or expenses arising out of, resulting from, caused by, or contributed to by the toxic or pathogenic properties of lead, lead compounds or lead contained in any materials) as respects any of the exposures listed below; however, this exclusion shall not apply to any Commercial Umbrella policy which contains the Company’s lead exclusion. Nor shall this exclusion apply to any risk located in a jurisdiction which has not approved the Company’s lead exclusion or where other regulatory constraints prohibit the Company from implementing such exclusion.
a.	Habitational premises (whether owned or rented) constructed prior to 1980;

b.	Child care facilities or private schools;

c.	Paint manufacturers;

d.	Municipalities;

e.	Public schools;
6.	Liquor Law Liability; however this exclusion shall not apply to host liquor liability, nor to any insured with annual liquor receipts less than or equal to 40% of total annual receipts;

7.	Medical Malpractice Liability;

8.	Pollution Liability. However, this exclusion does not apply to any risk located in a jurisdiction which has not approved the pollution exclusions or where other regulatory constraints prohibit the Company from implementing such exclusions. This exclusion also does not apply to exceptions as outlined in Section VI — Exclusions, Paragraph A.l.c under the Wausau Excess/Umbrella Policy.;

9.	Products Recall, Products Integrity, or Products Impairment Liability;

10.	Professional Liability and/or Errors and Omissions; however, this exclusion shall not apply to barbers, beauticians, opticians, hearing aid specialists, and printers, nor to employee benefits liability;

11.	Uninsured/Underinsured Motorists coverage in all states where an exclusion of the coverage is permitted by law; however, this exclusion shall not apply if the Commercial Umbrella policy contains the

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Company’s uninsured/ underinsured motorists exclusion and if the Company has obtained a properly executed Commercial Umbrella Policy Uninsured/Underinsured Motorists coverage rejection form where this requirement must be met in order to exclude coverage;
K.	Any Commercial Umbrella coverage as respects any of the following:
1.	Aircraft, satellite and spacecraft ownership, maintenance, use or entrustment to others, including crop dusting; airports and launch sites as respects flight and ground operations; however, this exclusion shall not apply to aircraft chartered with crew if such exposure was not known to the Company at policy inception;

2.	Aircraft, satellite and spacecraft (including the component parts thereof) manufacture, importation, sales, or distribution;
3.	a.	Amusement parks and devices; carnivals and circuses; convention and exhibition centers; professional sports organizations; zoos; casinos; and racetracks;
b.	Sports or other entertainment events; any theater, hall, arena, grandstand or stadium which has a seating capacity in excess of 1,000;
4.	Animal feed and seed manufacturing (including blending, mixing, repackaging and relabeling), importation, or wholesale distribution;

5.	Blood banks;

6.	Boiler inspection, installation, repair and sealing, as respects industrial boilers;

7.	Bridges, tunnels, dams or reservoirs;

8.	Camps, child care facilities and private schools; however, this exclusion shall not apply if the Commercial Umbrella policy contains the Company’s child molestation exclusion;

9.	Car and truck rental and leasing; however, this exclusion shall not apply to substitute vehicles provided by new car dealers;

10.	Chemical manufacturing (including blending, mixing, repackaging and relabeling), importing, or wholesale distribution. For purposes of this exclusion, the term “chemical” shall include agricultural chemicals, fertilizers, herbicides and pesticides;

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11.	Commercial grain elevators and grain storage;

12.	Computer and peripheral computer equipment manufacturing or importation;

13.	Cosmetic, hair, and skin product manufacturing, importation, blending, mixing, repackaging, or relabeling;

14.	Drilling, pile driving, moving up or shoring of buildings, coffer dam or caisson work;

15.	Elevator installation, erection or repair;

16.	Employee leasing services, temporary employment agencies, or professional employment organizations;

17.	Ethical and non-ethical drugs, dietary aids and supplements, and bodybuilding enhancements, with respect to the manufacture, (including blending, mixing, repackaging and relabeling), or importation thereof; and the wholesale distribution of ethical drugs;

18.	Explosives, caps, primers, detonators, ammunitions, fuses, arms, magnesium, ammonium nitrate, fireworks, nitroglycerine, celluloid, pyroxylin or explosive substances intended for use as an explosive, with respect to the manufacture or importation, packing, handling, storage, transportation or use thereof;

19.	Exterior insulation and finishing systems (EIFS) or synthetic stucco manufacturing, importation, or installation;

20.	Fumigating and exterminating operations;

21.	Hazardous material handlers and haulers. For purposes of this exclusion, “hazardous materials” shall mean bulk gases (except for liquefied petroleum gas and liquefied natural gas), corrosives, hazardous waste, and radioactive materials;

22.	Heater, furnace, heavy machinery and equipment, home power tool, and oil drilling equipment manufacturing or importation;

23.	Invasive medical product and medical diagnostic equipment manufacturing or importation;

24.	Latex product manufacturing or importation;

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25.	Lead smelters or recyclers;

26.	Logging;

27.	Long term care, including but not limited to, nursing homes, assisted living facilities, home health care and adult day care;

28.	All mining and quarrying operations;

29.	Motorized vehicle manufacturing, or critical component parts manufacturing; such as, steering, brakes, or airbags;

30.	Navigation, towing, repair, storage, conversion, cleaning, demolition, wrecking, uprighting, or salvage of any commercial vessel or oil rig; ship building and boat manufacturing; ship repair yards; dry docks; stevedoring; and marinas;

31.	Off-shore and subaqueous work;

32.	Oil or gas pipelines, wells, or drilling operations;

33.	Playground equipment manufacturing, importation, construction or installation unless approved by Home Office Underwriting Services;

34.	Public utilities or private companies providing water, gas or electricity; gas or utility works, or gas lease operators;

35.	Railroads or railroad contractors;

36.	Residential contractors or residential developers with respect to operations in Arizona, California, Colorado, Hawaii, Nevada, South Carolina, Utah and Washington;

37.	Sporting goods and toy manufacturing or importation;

38.	State or governmental agencies or political subdivisions, including school districts and school boards, with respect to Commercial Umbrella policies issued thereto;

39.	Storage, production, handling, refinement, distribution, or transmission of natural or artificial fuels; however, this exclusion shall not apply to the retail sales of gasoline and diesel fuels nor to the wholesale distribution and retail sales of home heating oil;

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40.	Tire manufacturing, importation, recapping, or retreading;

41.	Tobacco related product manufacturing, importation, or wholesale distribution; however, as respects the wholesale distribution of tobacco products only, this exclusion shall not apply if the Commercial Umbrella policy contains the Company’s tobacco health hazard exclusion, provided the Company has submitted the exclusion to the Subscribing Reinsurer and received the Subscribing Reinsurer’s prior approval;

42.	Underground storage tank manufacturing, importation, construction, installation, or removal;

43.	Underground work, including tunneling, shaft sinking and subway construction; and excavation contractors;

44.	Vehicle racing, demolition contests, or stunting activities, including the practice and preparation therefor;

45.	Waste treatment, storage or disposal facilities; containment ponds; dumps or dumpsites; landfills; leaching fields; surface impoundments; waste lagoons; or waste sites;

46.	Wire rope or cable manufacturing or importation;

47.	Wrap-up or owner or contractor controlled insurance programs;
L.	Any Commercial Umbrella coverage as respects any of the following classes of risk:
1.	Colleges and universities with an enrollment of 5,000 or more full time students;

2.	Commercial delivery services, except when incidental to the total operations of the insured;

3.	Financial institutions;

4.	Food and beverage processors, importers, and wholesale distributors with annual gross receipts in excess of $25,000,000;

5.	Hospitals and medical and scientific laboratories;

6.	Hotels located in buildings more than 25 stories in height;

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7.	Media, broadcasting, and telecommunications companies with annual gross receipts in excess of $25,000,000;

8.	Real estate owners or management firms with respect to buildings more than 25 stories in height;

9.	Security firms;

10.	Shopping malls more than 500,000 square feet in area; and

11.	Stock and commodity exchanges;
     However, this exclusion (L) shall not apply to:
1.	A Commercial Umbrella policy which contains the terrorism exclusion set forth in ISO Exclusion of Certified Acts of Terrorism and Other Nuclear, Biological or Chemical Acts of Terrorism Endorsement, or the terrorism exclusion set forth in ISO Exclusion of Certified Acts of Terrorism and Other Acts of Terrorism Endorsement, or a substitute Company terrorism exclusion, provided that the Company has obtained a properly executed Commercial Umbrella Policy Terrorism coverage rejection form; or

2.	Any of the above classes of risk which has been submitted to the Subscribing Reinsurer for a special acceptance, accepted by the Subscribing Reinsurer, and written in accordance with the Terrorism Underwriting Guidelines agreed upon between the Company and the Subscribing Reinsurer;
M.	Automobile liability coverage relating to the ownership, maintenance, use, or entrustment to others of:
1.	Commercial automobiles, as defined in the ISO manuals, which customarily operate beyond a 200 mile radius;

2.	Emergency vehicles, including police and fire department vehicles;

3.	Public automobiles as defined in the ISO manuals; however, this exclusion shall not apply to courtesy buses or vans run by hotels.
If the Company provides insurance for an insured with respect to any exposures listed in exclusion (K)(3)(b), (K)(6), (K)(13), (K)(14), (K)(15), (K)(20), (K)(22), (K)(26), (K)(28), (K)(33), (K)(37), (K)(43), or (K)(46), and if such exposures constitute only a minor and incidental part of the total exposures of the insured, such exclusion(s) shall not apply.

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If the Company provides insurance for an insured with respect to the ownership, maintenance, or use of the vehicles listed in exclusion (M)(l) or (M)(2), and if such ownership, maintenance, or use constitutes only a minor and incidental part of the ownership, maintenance, or use of all vehicles of the insured, such exclusion(s) shall not apply.
If the Company is bound as of policy inception, without the knowledge of and contrary to the instructions of the Company’s supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in exclusions (K) through (M) above, these exclusions shall be suspended with respect to such business until 60 days after the effective date of the first such policy of the insured reinsured hereunder.
If an insured during the term of its policy, without the knowledge of the Company, develops exposures falling within the scope of one or more of the exclusions set forth in exclusions (K) through (M) above, these exclusions shall be suspended with respect to such exposures until 30 days after an underwriting supervisor of the Company acquires knowledge thereof, but in no event past the policy’s expiration date.
ARTICLE 6
SPECIAL ACCEPTANCES
Business not within the terms of this Contract may be submitted to the Subscribing Reinsurer for special acceptance and, if accepted by the Subscribing Reinsurer, shall be subject to all of the terms of this Contract except as modified by the special acceptance.
ARTICLE 7
ACCOUNTS AND REMITTANCES
A.	Bordereau Reports and Reinsurance Premium

Within 25 days after the close of each calendar quarter, the Company shall render to the Subscribing Reinsurer a bordereau report giving details of each policy reinsured hereunder and issued during the quarter and the reinsurance premium thereon, summarizing the reinsurance premium; and the amount due the Subscribing Reinsurer shall be remitted within 25 days after the close of the quarter.

Within 25 days after the close of each calendar quarter, the Company shall also render to the Subscribing Reinsurer a report of the reinsurance premium unearned as of the close of the quarter.

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B.	Claims and Losses

The Company shall report as soon as practicable to the Subscribing Reinsurer:
1.	If the Company is providing the umbrella’s underlying insurance as respects all underlying policies other than Employers’ Liability, any claim or loss for which the Company has created a loss reserve equal to or greater than $900,000 on the underlying policy;

2.	If the Company is not providing the umbrella’s underlying insurance, any occurrence, claim or loss reported by the insured to the Company under the Policy;
The Company shall advise the Subscribing Reinsurer of the estimated amounts of Net Loss, Adjustment Expense, and any Loss in Excess of Policy Limits and Extra Contractual Obligations in connection with each such claim or loss and of any subsequent changes in such estimates.
Promptly upon receipt of a definitive statement of the amounts of Net Loss, Adjustment Expense, and any Loss in Excess of Policy Limits and Extra Contractual Obligations from the Company, but within no more than 25 days after receipt of such statement, the Subscribing Reinsurer shall pay to the Company the Subscribing Reinsurer’s portion of such amounts. The Company shall report to the Subscribing Reinsurer any subsequent changes in such amounts and the difference due either party because of such changes shall be remitted promptly, but within no more than 25 days after receipt of such report.
C.	Company Forms, Rules and Rates

The Company, if requested will furnish the Subscribing Reinsurer with the materials listed below and shall inform the Subscribing Reinsurer when making any material or substantial changes therein:
1.	Specimen copies of the Company’s umbrella and underlying Policies and all special endorsements used in conjunction with them;

2.	A copy of the Company’s umbrella underwriting rules and rates.
D.	General

In addition to the reports required in (A), (B), and (C) above, the Company shall furnish such other information as may be required by the Subscribing Reinsurer for the completion of the Subscribing Reinsurer’s; quarterly and annual statements and internal records.

All reports shall be rendered on forms or in format acceptable to the Company and the Subscribing Reinsurer.

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     All reinsurance premium reports required under this Contract may be sent to:
Liberty Agency Markets
Reinsurance Accounting Department
Weston, MA
ARTICLE 8
REINSURANCE PREMIUM
The Company shall pay to the Subscribing Reinsurer 50% of the Company’s Gross Net Written Premium Income for Policy limits up to and including $10,000,000 each occurrence/$10,000,000 aggregate (where applicable.)
ARTICLE 9
CEDING COMMISSION
A flat 27.0% of the Gross Net Written Premium Income ceded to this Contract.
ARTICLE 10
DEFINITIONS
1.	Underwriting Year: The term “Underwriting Year” as used in this Contract shall mean those Policies with inception, renewal or anniversary dates during each 12 month period commencing with each January 1st, and all premium attributable to, and all loss arising out of such Policies from such inception, renewal or anniversary date until expiration, cancellation, or next anniversary, whichever occurs first, will be ascribed to the Underwriting Year.

2.	Policy: The term “Policy” as used in this Contract shall mean any binder, policy, or contract of insurance or reinsurance issued, accepted or held, covered provisionally or otherwise, by or on behalf of the Company for commercial umbrella business.

4.	Company Retention: This term shall mean the amount the Company shall retain for its own account, subject to facultative reinsurance; however, this requirement shall be satisfied if this amount is retained by the Company or its affiliated companies under common management or common ownership.

5.	Net Loss: The term “Net Loss” as used in this Contract shall mean: all amounts paid by the Company in the settlement of claims or judgments arising from each and every loss, loss occurrence, or Occurrence for which the Company is or may be found liable under the

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Policies, less salvages and subrogation recoveries and amounts recovered or recoverable under pooling agreements or other reinsurances, whether collectible or not.

6.	Adjustment Expense: “Adjustment Expense” shall mean expenditures by the Company within the terms of its Policies, allocated to an individual claim or loss, and made in connection with the disposition of a claim, loss or legal proceeding, including investigation, negotiation and legal expenses; court costs, statutory penalties, including Attorneys’ Fees and Expenses and Post Judgment and Prejudgment Interest or Delayed Damages, defined below.

7.	Claim-Specific Declaratory Judgment Expenses: “Claim-Specific Declaratory Judgment Expenses” shall be defined as fees and expenses incurred in actions brought to determine whether the Company has a defense and/or indemnification obligation for individual claims presented against Policies covered under this Contract. Any Claim-Specific Declaratory Judgment Expense shall be deemed to have been fully incurred on the same date as the insured’s original loss, loss occurrence, or Occurrence (if any) giving rise to the action, unless otherwise provided for within this Contract.

8.	Attorneys’ Fees and Expenses: “Attorneys’ Fees and Expenses” as used above, shall mean the fees and expenses of attorneys, including but not limited to the fees and expenses of the Company’s in-house attorneys providing legal advice on coverage questions and/or defending the Company in coverage litigation, and fees and expenses of staff counsel in the defense of policyholder claims and/or defending the Company in coverage litigation. Such Attorneys’ Fees and Expenses for in-house attorneys and staff counsel shall be calculated at the rate for such attorneys plus the expenses incurred by such attorneys, but excluding office expenses of the Company and salaries and expenses of its other employees.

9.	Post Judgment or Prejudgment Interest or Delayed Damages: “Post Judgment or Prejudgment Interest or Delayed Damages” shall mean interest or damages added to a settlement, verdict, award or judgment based on the period of time prior to or after the settlement, verdict, award, or judgment whether or not made part of the settlement, verdict, award, or judgment.

10.	Underlying Insurance: This term shall mean the primary insurance that the Company maintains, including but not limited to the following coverages and minimum limits:

(a)	General Liability under	$2,000,000	General Aggregate Limit
	Commercial General Liability	$2,000,000	Products — Completed
	Policies and Commercial		Operations Aggregate Limit
	Package Policies	$1,000,000	Personal & Advertising
	(ISO Ed. 1986 and subsequent)		Injury Limit
		$1,000,000	Each Occurrence Limit

(b)	Comprehensive Automobile	Combined Single Limit:
	Liability including Hired and Non-Owned Auto Coverage	$1,000,000	each accident

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(c)	Garage Liability
	(1) Garage Operations — Covered Autos		$1,000,000	each accident
	(2) Garage Operations — Other than Covered Autos	$ $	1,000,000 3,000,000	each accident aggregate

(d)	Uninsured/Underinsured Motorists Coverage (where required by state law)		$1,000,000	each accident

(e)	Employers’ Liability (Part Two of Workers’ Compensation policies)
	(1) Bodily Injury by Accident		$100,000	each accident
	(2) Bodily Injury by Disease		$500,000	policy limit each
	(3) Bodily Injury by Disease		$100,000	employee

(f)	Liquor Liability	$ $	1,000,000 1,000,000	each common cause aggregate

(g)	Professional Liability (eligible classes)	$ $	1,000,000 1,000,000	each claim aggregate
11.	Gross Net Written Premium Income: This term shall mean the Company’s gross premiums for Policies effective during the term of this Contract, less any cancellation and return premiums and less any premiums paid by the Company for reinsurance(s) in which the recoveries would inure to the benefit of the Subscribing Reinsurer.

12.	Terrorism: An act of terrorism means any activity that (1) involves a violent act of the unlawful use of force or any unlawful act dangerous to human life, tangible or intangible property or infrastructure, or threat thereof; and (2) appears to be intended to (i) intimidate of coerce a civilian population, or any segment thereof, or (ii) disrupt any segment of the economy of a government de jure or de facto, state or country; or (iii) overthrow, influence, or affect the conduct or policy of any government de jure or de facto by intimidation or coercion; or (iv) affect the conduct of a government de jure or de facto by mass destruction, assassination, kidnapping or hostage-taking.

For the purpose of this Contract, terrorism also shall mean all actual or alleged losses, liabilities, damages, injuries, defense costs, costs or expenses directly or indirectly arising out of, contributed by, caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing, retaliating against, or responding to (1), and/or (2) above.

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ARTICLE 11
ORIGINAL CONDITIONS
All insurances falling under this Contract shall be subject to the same terms, rates, conditions, and waivers, and to the same modifications, alterations, and cancellations as the respective Policies of the Company (except that in the event of the insolvency of the Company the provisions of the INSOLVENCY ARTICLE of this Contract shall apply) and the Subscribing Reinsurer shall be credited with its exact proportion of the original Gross Net Written Premium Income received by the Company.
ARTICLE 12
LOSS ADJUSTMENT AND SETTLEMENT
The Company shall give notice, as soon as practicable, to the Subscribing Reinsurer of any claim that it has reason to believe could involve this Contract. Inadvertent omission in giving the aforementioned notice shall in no way affect the obligation of the Subscribing Reinsurer under this Contract, provided the Company informs the Subscribing Reinsurer of such omission promptly upon discovery. The Company shall keep the Subscribing Reinsurer informed of significant developments likely to affect the cost of any claim or claims hereunder.
The Company may commence, continue, defend, settle, or withdraw from actions, suits, or prosecutions and, generally, do all such things relating to any claim or loss in which the Subscribing Reinsurer is interested as, in the Company’s judgment, may be beneficial or expedient to the Company and the Subscribing Reinsurer. The Company shall be the sole judge as to what claims are covered under its Policies. All of the Company’s Net Loss, Adjustment Expense, and/or Claim-Specific Declaratory Judgment Expenses paid by the Company, provided they are within the terms of this Contract either under the strict conditions of the Company’s Policies or by way of compromise, shall be unconditionally binding upon the Subscribing Reinsurer, who agrees to pay all amounts for which they may be liable immediately upon reasonable evidence of the amount due or to be due being furnished to the Subscribing Reinsurer by the Company. The true intent of this Contract is that the Subscribing Reinsurer shall, in every case to which this Contract applies, follow the settlements and the fortunes of the Company.
ARTICLE 13
LOSS IN EXCESS OF ORIGINAL POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS
This Contract shall protect the Company for any Loss in excess of the Company’s original Policy limit where Loss in excess of the limit has been incurred because of a failure by the Company or by a third-party claims administrator to settle within the Policy limit or by reason of alleged or actual negligence, fraud, or bad faith of the Company or of the third-party claims administrator

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in rejecting an offer of settlement or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim.
With regard to excess of Policy limits, the word “Loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy. The date on which any Loss in excess of the Company’s original Policy limit is incurred by the Company shall be deemed, in all circumstances, to be the date of the original Occurrence, accident, casualty, disaster, loss occurrence or loss, as selected by the Company.
This Contract shall protect the Company for Extra Contractual Obligations. “Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Contract, which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company or by a third party claims administrator to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith of the Company or a third-party claims administrator in rejecting an offer of settlement or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim.
The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original Occurrence, loss occurrence, accident, casualty, disaster, or loss, as selected by the Company,
However, this Article shall not apply where the Loss or Extra Contractual Obligations has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
ARTICLE 14
SALVAGE AND SUBROGATION
The Reinsurers shall be credited with their share of salvage and/or subrogation in respect of claims and settlements under this Contract, less their share of recovery expense. Unless the Company and Reinsurers agree to the contrary, the Company shall enforce its right to salvage and/or subrogation and shall prosecute all claims arising out of such right. Should the Company refuse or neglect to enforce this right, the Reinsurers are hereby empowered and authorized to institute appropriate action in the name of the Company.
Amounts recovered from salvage and/or subrogation and the expense of any salvage and/or subrogation proceedings brought by the Company or the Reinsurers to enforce such rights shall be apportioned between the Company and the Reinsurers in the ratio of their respective interests in the total salvage and/or subrogation recovery, and shall be in addition to the limits hereon. In the event there is a failure to obtain a salvage and/or subrogation recovery, the expense of the proceedings shall be apportioned between the Company and the Reinsurers in the ratio of their respective interests in the total loss.

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All salvage and/or subrogation recoveries obtained by either party, subsequent to payments made by the Reinsurers under this Contract, shall be applied as if obtained prior to said payments and all necessary adjustments shall be made between the Company and the Reinsurers as soon as practicable after said salvage and/or subrogation recovery is obtained.
The Company shall have the right, before the happening of the loss, to waive its right of subrogation as to that loss.
ARTICLE 15
DIVIDENDS AND TAXES
In consideration of the terms of this Contract, the Company shall not claim any deduction in respect of any amount paid as dividends or as reinsurance premium when making tax returns, other than income or profits tax returns to any State or to the District of Columbia.
ARTICLE 16
FEDERAL EXCISE TAX
This Article is applicable to any Subscribing Reinsurer who is domiciled outside of the United States of America, except for any Subscribing Reinsurer exempt from Federal Excise Tax. A Subscribing Reinsuer that claims exempt status from Federal Excise Tax shall provide to the Company, upon its request, proof that the exempt status adequately satisfies the demands of the U.S. Internal Revenue Agency an/or other applicable government authority.
Each Subscribing Reinsurer shall allow the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) for the purpose of paying Federal Excise Tax to the extent such premium is subject to such tax.
In the event of any return of premium, the Subscribing Reinsurer shall deduct the aforesaid percentage from the return premium payable hereon and the Company or its agent shall recover such tax from the United States Government.
ARTICLE 17
OFFSET
Each party to this Contract together with their successors or assigns shall have and may exercise, at any time, the right to offset any balance(s) due the other (or, if more than one, any other.) Such offset may include balances due under this Contract, and any other contracts between the parties, whether such balances arise from premium, losses, or otherwise, and regardless of the capacity of any party, whether as assuming and/or ceding insurer, under the various reinsurance contracts involved, provided however, that in the event of insolvency of a party hereto, offsets

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shall only be allowed in accordance with the provisions of the applicable law, statute, or regulation governing such offset.
ARTICLE 18
ERRORS AND OMISSIONS
Any inadvertent delay, omission, or error in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability, which would attach to it hereunder if such delay, omission, or error had not been made, provided such delay, omission, or error is rectified upon discovery.
ARTICLE 19
ACCESS TO RECORDS
Except as otherwise provided in this Article, Subscribing Reinsurer, or its duly authorized representative, may upon reasonable prior written notice to the Company, at the Subscribing Reinsurer’s own expense, examine at the offices of the Company, during normal office hours, the Company’s Policy, accounting, underwriting, or claim records and files, or any such additional relevant records and files, as they exist in the Company’s possession or reasonable control, relating to business ceded under this Contract. The Subscribing Reinsurer’s notice shall reasonably describe the nature of the inspection that it wishes to conduct, the persons conducting the inspection and upon notice of available files from the Company, the files that it wishes to review. Subject to the limitations expressed in this Article, this right of inspection shall survive termination or expiration of this Contract and shall continue as long as either Party has any rights or obligations under this Contract.
The Company reserves the right to deny the Subscribing Reinsurer access to records or files concerning any particular claim(s) if the Subscribing Reinsurer has not disputed liability for payment of such claim(s), and payment of such claim(s) is more than ninety (90) days overdue according to the Company’s records. The Company shall, however, prior to an arbitration demand that may be instituted by either party, continue to respond to reasonable specific requests for information and questions raised by the Subscribing Reinsurer concerning such claims; and nothing in this Article shall restrict the right or ability of the Subscribing Reinsurer to seek discovery of relevant information in an arbitration proceeding pursuant to the Arbitration Article of this Contract.
As a condition precedent to access to records under this Article, the Subscribing Reinsurer, its personnel and any authorized third party representative of the Subscribing Reinsurer shall agree to the provisions of the Confidentiality Article of this Contract.
The Company reserves the right to withhold any documents from the Subscribing Reinsurer (a) concerning Trade Secrets of the Company, (b) subject to the terms of a third party non-disclosure agreement with the Company requiring third party consent to disclosure, (c) subject to the Work Product Privilege or Attorney-Client Privilege or (d) concerning individual private information that as a matter of law cannot be disclosed by the Company (hereinafter referred to

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in the Contract as “Privileged Documents”). The Company shall reasonably try to exempt the Reinsurers from any third party non-disclosure agreement or obtain consent from the third party to disclose to the Subscribing Reinsurer.
Notwithstanding the foregoing, the Company shall permit and not object to the Subscribing Reinsurer’s access to Privileged Documents in connection with the underlying claim reinsured hereunder following final settlement or final adjudication of the case or cases involving such claim, with prejudice against all claimants, and all parties to such adjudications; provided that the Company, may defer release of such Privileged Documents if there are subrogation, contribution, or other third party actions with respect to that claim or case, which might jeopardize the Company’s defense by release of such Privileged Documents. In the event that the Company shall seek to defer release of such Privileged Documents, it will in consultation with the Subscribing Reinsurer take other steps as reasonably necessary to provide the Subscribing Reinsurer with the information it reasonably requires to indemnify the Company without causing a loss of such privileges. The Subscribing Reinsurer, however, shall not have access to Privileged Documents relating to any dispute between the Company and the Subscribing Reinsurer.
For purposes of this Article, “Trade Secrets” shall have the meaning provided in Section 1839 of the United States Economic Espionage Act of 1996. “Attorney—Client Privilege” shall mean communications of a confidential nature between a) the Company, or anyone retained or in the control of the Company, or its in-house or outside legal counsel, or anyone in the control of such legal counsel, and b) any in-house or outside legal counsel which relate to legal advice being sought by the Company and/or which contains legal advice being provided to the Company. “Work Product Privilege” shall mean communications, written materials and tangible things prepared by or for in-house or outside counsel, or prepared by or for the Company, in anticipation of or in connection with litigation, arbitration, or other dispute resolution proceedings.
ARTICLE 20
ARBITRATION
A. Disputes to be Arbitrated. With the exception of any dispute resolution procedures regarding commutation that are otherwise contained in this Contract, any and all disputes between the Company and any Subscribing Reinsurer or Reinsurers (“Party” individually or “Parties” collectively) arising out of, relating to, or concerning this Contract, whether sounding in contract or tort and whether arising during or after this Contract’s formation, or after its termination, including disputes as to whether the Contract was validly formed or is voidable, shall be submitted to the decision of an arbitration panel (“Panel”). The Panel shall consist of an umpire and two party-appointed arbitrators unless a Party meets the requirements of Paragraph C of this Article and demands arbitration pursuant thereto, in which case the Panel would consist of an umpire only.
B. Procedures. Except as provided herein, any arbitration shall be based upon the Procedures for the resolution of U.S. Insurance and Reinsurance Disputes, Regular Panel

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Version, dated April 2004 (the “Procedures”), developed by the Insurance and Reinsurance Dispute Resolution Task Force, subject to the following modifications:
1.	Qualifications of the arbitrators and umpires shall be in accordance with section 6.2 of the Procedures, except that other professionals who have worked for at least 10 years for an insurer or reinsurer shall also be qualified to serve as an arbitrator or umpire.

2.	The Parties hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in the event that section 6.7(a) of the Procedures is invoked.

3.	Unless otherwise mutually agreed, the members of the Panel shall be impartial and disinterested. The members of the Panel may not be: (1) in the control of any Party or its parent, affiliate, or agent, (2) a former director or officer of any Party or its parent, affiliate, or agent, or (3) a likely witness in the arbitration. The requirement of impartiality means that all members of the Panel shall have the same obligation to approach the Panel’s duties and decisions with fairness and without consideration for the fact that Panel members may have been appointed by one of the Parties. The requirement of impartiality does not mean that any arbitrator can have no previous knowledge of or experience with respect to issues involved in the dispute or disputes.

4.	The first sentence of Section 10.4 of the Procedures shall be replaced by the following sentence: “The Panel shall require that each Party submit concise written statements of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought.”

5.	Once the Panel has been constituted, no Party (or anyone acting for a Party) shall have any communications concerning the arbitration or any of the issues before the Panel with any member of the Panel that is not also disclosed to all other Parties and all members of the Panel. Each Panel member shall have a continuing duty to disclose promptly to all Parties and all Panel members any violation of this prohibition and the specifics of any improper communications that occurred. This prohibition shall remain in place until all challenges to any arbitration awards and decisions have been either waived or finally concluded.

6.	Section 11.1 of the Procedures shall be replaced by the following provision: “The Parties may propound discovery seeking disclosure of such information and/or documents relevant to the dispute or necessary for the proper resolution of the dispute.”

7.	Position statements may be amended at any reasonable time, but not later than the close of discovery without a showing to the Panel that the amending Party could not reasonably have raised the new claim or issue at an earlier time.

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8.	The Panel shall hold an evidentiary hearing, if one is necessary, within one year of the arbitration demand, unless the Parties otherwise agree. Should a Party seek a reasonable extension to this time frame for good cause shown, the other Party’s agreement shall not be unreasonably withheld.

9.	To the extent permitted by the law, the Panel shall have the authority to issue subpoenas and other orders to enforce its decisions.

10.	The Panel may award reasonable attorneys’ fees and arbitration costs to the prevailing Party, as determined by the Panel.

11.	Section 14.3 of the Procedures shall be replaced by the following provision: “The Panel shall make a decision and issue an award with regard to the terms expressed in this Contract, and the custom and practice of the property and casualty insurance and reinsurance business. The Panel shall not be obligated to follow the strict rules of law and evidence.”
C. Alternative Streamlined Procedures. Notwithstanding the foregoing provisions of this Article, the Alternative Streamlined Procedures set forth in section 16 of the Procedures, as modified by sections B3, B4, and B9 through B11 of this Article, shall apply in the event that, in a consolidated proceeding or otherwise, the Party initiating arbitration is seeking payment of a total amount that is no greater than five hundred thousand dollars ($500,000), or the currency equivalent thereof. Sections 16.1, 16.2, 16.3 and the second sentence of section 16.4 of the Alternative Streamlined Procedures shall not apply. The Parties agree to comply with section 6.7 of the Procedures to appoint a single umpire, and hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in section 6.7(a).
D. Hearing Location. The hearing shall be held in Boston, Massachusetts, unless the Parties mutually agree to a different location.
E. Confirmation. Either Party may apply to a court of competent jurisdiction for an order confirming any award of the Panel; a judgment of that court shall thereupon be entered on any award. If such an order is issued, the Party against whom confirmation is sought shall pay the attorneys’ fees incurred of the Party who applied for the confirmation order and all court costs of any such proceeding.
F. Equitable Relief from a Court of Law. Nothing herein shall be construed to prevent any participating Party from applying to a court of competent jurisdiction to issue a restraining order or other equitable relief to maintain the “status quo” of the Parties participating in the arbitration pending the decision and award by the Panel.

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G. Consolidated Proceedings.
1.	Same contract, single Subscribing Reinsurer. Both the Company and any single Subscribing Reinsurer on this Contract have the right to combine any and all disputes between them that concern this Contract (including any renewal of this Contract or any contract for which this Contract is a renewal) into a single arbitration proceeding before a single Panel, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

2.	Multiple contracts, single Subscribing Reinsurer.
a.	Either the Company or any single Subscribing Reinsurer has the right to combine any and all disputes between the Company and such single Subscribing Reinsurer into one arbitration proceeding before a single Panel where such disputes involve this Contract and any additional contracts between the two Parties.

b.	Notwithstanding the foregoing, subject in each instance to the mutual agreement of the Parties, new issues, claims, or disputes maybe added to such existing arbitration proceeding.
3.	Same contract, multiple Reinsurers. At the Company’s option, if more than one Subscribing Reinsurer is involved in arbitration relating to this Contract, where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Reinsurers shall constitute and act as one Party for purposes of this Article and communications shall be made by the Company to each of the Reinsurers constituting the one Party; provided, however, that the Reinsurers shall have the right to assert several, rather than joint defenses or claims, and to be represented by separate counsel. This provision shall not change the liability of each of the Reinsurers under the terms of this Contract from several to joint.
H. Choice of Law. The law set forth in the Governing Law Article shall apply to this Arbitration Article. In addition, to the extent the Panel (or the umpire in an Alternative Streamlined Procedure) looks to applicable law, such Panel or umpire shall apply the law as set forth in the Governing Law Article of this Contract.
I. Survival of Article. This Article shall survive the termination or expiration of this Contract.

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ARTICLE 21
INSOLVENCY
(If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws shall prevail.)
In the event of the insolvency of the Company, reinsurance under this Contract shall be payable on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any liquidator, receiver, conservator, or statutory successor of the Company having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, conservator, or statutory successor has failed to pay all or a portion of any claims. Such payments by the Subscribing Reinsurer shall be made directly to the Company or its liquidator, receiver, conservator, or statutory successor, except to the extent Section 4118(a) of the New York Insurance Law applies, or except (a) where the Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company, or (b) where the Subscribing Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Subscribing Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.
It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the insolvent Company shall give written notice to the Subscribing Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Subscribing Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Subscribing Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Subscribing Reinsurer.
Where two or more Reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the insolvent Company.

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ARTICLE 22
OTHER REINSURANCE
The Company is permitted to have other treaty reinsurance, and the premium for any such reinsurance that inures to the benefit of this Contract will not be included within Gross Net Written Premium. The Company may also purchase facultative reinsurance on any Policy it deems advisable, and the premium for any such reinsurance that inures to the benefit of this Contract will not be included within Gross Net Written Premium.
ARTICLE 23
HONORABLE UNDERTAKING
This Contract shall be construed as an honorable undertaking between the parties hereto not to be defeated by technical legal constructions, it being the intention of this Contract that the fortunes of the Subscribing Reinsurer shall follow the fortunes of the Company. Nothing herein shall in any manner create any obligations or establish any rights against the Subscribing Reinsurer in favor of any third parties or any persons not parties to this Reinsurance Contract.
ARTICLE 24
CONFIDENTIALITY
Confidential Information. The submission materials, and any Policy, financial, underwriting, accounting, and claims information, data statements, representations, and other materials provided by the Company and received by the Subscribing Reinsurer in the course of an audit, inspection, or otherwise, represent confidential or proprietary information (“Confidential Information”). This Confidential Information is intended for the sole use of the Subscribing Reinsurer (and its retrocessionaires, respective auditors, accountants, and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/or executing its responsibilities under or related to this Contract. Subscribing Reinsurer acknowledges and agrees that with respect to any review of Confidential Information by Subscribing Reinsurer, and/or discussion of Confidential Information, Company does not waive and does not intend to waive any available privilege or protection. The review of Confidential Information by Subscribing Reinsurer and/or discussion of Confidential Information with Company shall not destroy, waive, or otherwise impair the proprietary and/or protected status of any Confidential Information or any information revealed in such discussion with Company personnel, whether reviewed by and/or discussed with Subscribing Reinsurer intentionally or inadvertently, nor does the review of the Confidential Information and/or discussion of Confidential Information with Company constitute an estoppel or waiver of Company’s rights to assert the attorney-client or work-product privileges, or any other applicable privilege or protection, over certain documents contained in the Company files and/or certain information.

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The Company and Subscribing Reinsurer agree that no confidentiality obligations will apply to Confidential Information to the extent such Confidential Information: (1) is or becomes available to the public, other than as a result of impermissible disclosure by the Subscribing Reinsurer, (2) was or became available lawfully to Subscribing Reinsurer from a source, other than Company or its personnel, that is not subject to a confidentiality obligation, (3) was developed independently by Subscribing Reinsurer prior to disclosure by Company or its personnel, as demonstrated by Subscribing Reinsurer’s records, or (4) is required to be disclosed by law, regulation, court, or regulatory agency action.
Subscribing Reinsurer agrees to preserve all confidentiality and privilege pertaining to all Confidential Information provided by Company and all knowledge and information gained through its review of Confidential Information or discussions with Company personnel. Subscribing Reinsurer further agrees not to disclose any such Confidential Information to any other person or entity except as such disclosure may be necessary to its retrocessionaires, accountants, attorneys, auditors, actuaries or third party cat modelers or as otherwise required by law. Subscribing Reinsurer agrees that no Confidential Information is to be copied and/or removed from Company’s premises without the express permission of Company.
Non-Public Personally Identifiable Information. Additionally, any disclosure of non-public personally identifiable information shall comply with all state and federal statutes and regulations governing the disclosure of non-public personally identifiable information. “Non-public personally identifiable information” is financial or medical information of or concerning a private person which either has been obtained from sources which are not available to the general public or obtained from the person who is the subject and which information is included in data files exchanged by the parties hereto. For the purposes hereof, the terms shall include data elements such as names and addresses of individuals. Disclosing or using this information for any purpose beyond the scope of this Contract, or beyond the exceptions set forth above, is expressly forbidden without the prior consent of the Company.
Third-Party Demand. Should Subscribing Reinsurer receive a third-party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information (including Non-public personally identifiable information) that has been provided by the Company, the Subscribing Reinsurer shall make commercially reasonable efforts to notify the Company promptly upon receipt of the demand and prior to disclosure of the Confidential Information and provide the Company a reasonable opportunity to object to the disclosure. If the Company timely objects to the release of the Confidential Information, the Subscribing Reinsurer will comply with the reasonable requests of the Company in connection with the Company’s efforts to resist release of the Confidential Information. The Company shall bear the cost of resisting the release of the Confidential Information.
Survival. The parties agree that the obligations contained in this Article shall survive the termination of this Contract.

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ARTICLE 25
CURRENCY
Whenever a reference to a monetary currency appears in this Contract, it shall be construed to mean United States Dollars (“USD”). However, in those cases where the Policies are issued by the Company using Canadian Dollars (“CAD”), it shall mean Canadian Dollars. All payments made by either party shall be made in United States Dollars except that payments made involving Policies issued using Canadian Dollars shall be made in Canadian Dollars. All amounts paid or received by the Company in any other currency shall be converted into United States Dollars at the rate of exchange on the date at which it is entered on the books of the Company.
ARTICLE 26
FEDERAL TERRORISM EXCESS RECOVERY CLAUSE
Any loss reimbursement the Company receives from the United States Government under the Terrorism Risk Insurance Act of 2002 and the Terrorism Risk Insurance Extension Act of 2005 (“TRIA”) as a result of loss occurrences insured under Policies becoming effective during the term of this Contract shall apply as follows:
Except as provided below, any loss reimbursement under TRIA shall inure solely to the benefit of the Company and shall be entirely disregarded in applying all of the provisions of this Contract.
If one or more loss occurrence(s) commencing during the term of this Contract result(s) in reinsurance recoveries to the Company under this Contract and reimbursement under TRIA, and such amounts, together with any other reinsurance recoveries to the Company for said loss occurrence(s), exceed the total amount of “Insured Losses” to the Company, any amount in excess thereof shall be held by the Company. The Company shall then reimburse the Subscribing Reinsurer a portion of such excess recovery in an amount equal to the proportion that the Subscribing Reinsurer’s payment under this Contract bears to the total treaty reinsurance recoveries to the Company for Insured Losses for said loss occurrence(s). Provided, however, that in no event shall such reimbursement exceed the amount paid by the Subscribing Reinsurer to the Company under this Contract.
For purposes hereof, if a loss reimbursement received by the Company under TRIA is based on the Company’s Insured Losses in more than one loss occurrence and neither the Secretary of the Treasury nor his delegatee specifies the amount of loss allocable to each respective loss occurrence, the reimbursement shall be pro-rated in the proportion that the Company’s Insured Losses in each loss occurrence bears to the Company’s total Insured Losses resulting from all loss occurrences to which the reimbursement applies.

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For purposes of this Article, “Insured Loss(es)” shall have the same meaning as set forth in Section 102(5) of TRIA.
ARTICLE 27
GOVERNING LAW
The validity and interpretation of this Contract shall be governed by and construed in accordance with the law of the state of Wisconsin.
ARTICLE 28
SEVERABILITY
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations, or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.
ARTICLE 29
ASSIGNMENT
This Contract shall be binding upon and inure to the benefit of the Company and the Subscribing Reinsurer and their respective successors and assigns provided, however, that this Contract may not be assigned by either the Company or the Subscribing Reinsurer without the prior written consent of the other. In the event of any assignment, the assignor shall remain liable.
ARTICLE 30
SPECIAL CONDITIONS
The Company may terminate this Contract at any time by the giving of 30 days prior notice in writing to the Subscribing Reinsurer upon the happening of any one of the following circumstances:
A.	A State Insurance Department or other legal authority orders the Subscribing Reinsurer to cease writing business; or

B.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its

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operations; or

C.	The Subscribing Reinsurer’s policyholders’ surplus has been reduced by 25% of the amount of surplus at the inception of this Contract; or

D.	The Subscribing Reinsurer has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the Reinsurer’s operations at the inception of this Contract; or

E.	The Subscribing Reinsurer’s A.M. Best Rating has been assigned or downgraded below A- or Standard and Poor’s Rating has been assigned or downgraded below A-.
The coverage afforded by this Contract shall cease as of the date of termination and the Subscribing Reinsurer shall return the unearned premium, if any. If coverage hereunder terminates while a claim covered by this Contract is in progress, the Subscribing Reinsurer shall be liable subject to all other conditions hereof for its proportion of the entire claim, provided that the event giving rise to the claim started before such termination.
If the Company elects to terminate this Contract, the Company shall have the option to commute the Subscribing Reinsurer’s liability for loss(es), whether reported or unreported, comprising the sum total of the present value of the ceded (1) case reserves and allocated loss adjustment expense, (2) projected ultimate losses, (3) any unearned premium reserve, and (4) undiscounted outstanding paid claims (hereinafter the “Commutation Losses”), on Policies covered by this Contract as of the effective date of termination.
A.	The Company shall submit a statement of valuation showing the elements considered reasonable to establish the Commutation Losses, and the Subscribing Reinsurer shall pay the amount requested. In the event the Company and the Subscribing Reinsurer cannot agree on the statement of valuation of the Subscribing Reinsurer’s liability under such Policies, either party may request in writing that the differences be settled by a panel of three actuaries. Each party shall appoint an actuary to assess such liability within 15 days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the third actuary within 30 days of their appointment, each of them shall nominate three individuals, of whom the other shall decline two, and the final decision shall be made by drawing lots. The actuaries shall then investigate and capitalize such Commutation Loss(es) within 30 days. As used herein, “capitalize” shall mean to determine the present value of Commutation Losses, without regard to the Subscribing Reinsurer’s ability to pay such losses. The panel shall meet in 30 days, unless the Company and Subscribing Reinsurer agree otherwise.

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B.	All actuaries shall be disinterested in the outcome of the commutation and shall be Fellows of the Society of Actuaries/Fellows of the Casualty Actuarial Society. Except as stated below, the expense of the actuaries and of the commutation shall be equally divided between the parties of the commutation.

C.	The decision in writing of the actuaries, when filed with the parties hereto, shall be final and binding, except that if the Company does not agree with the capitalized value of the Commutation Loss(es), the Company shall have no obligation to commute. In the event the Company does not agree with the capitalized value of the Commutation Loss(es) and does not move forward with commutation, the expense of the actuaries including reasonable expense of the actuary appointed by the Subscribing Reinsurer will be paid by the Company. If the Contract is commuted, payment by the Subscribing Reinsurer to the Company or any other third party mutually agreed upon by the Subscribing Reinsurer and the Company shall constitute a complete and final release of the Subscribing Reinsurer in respect to its liability under this Contract.
Termination under the terms of this Article can be made after the date of expiration of this Contract.
ARTICLE 31
INTEREST PENALTY
The interest amounts provided for in this Article shall apply to the Subscribing Reinsurer or to the Company in the following circumstances:
A.	If a loss payment owed by the Subscribing Reinsurer to the Company is not received within 45 calendar days following the date of presentation to the Subscribing Reinsurer of information necessary to approve payment of the claim, and/or

B.	If any premium payment owed by the Company to the Subscribing Reinsurer is not received within 45 calendar days following the date on which payment is due, and/or

C.	If any premium adjustment, agreed by either party to the other, is not received within 150 calendar days following the expiry or anniversary of this Contract, and/or

D.	If any return of premiums, commissions, profit sharing, or any amounts not provided in paragraphs A, B, and C above, are not received in accordance with the date specified in this Contract or if no date is specified, within 90 calendar days following the date the debtor party received the billing.

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Failure by the Subscribing Reinsurer or Company to comply with their respective payment obligations within the time periods as herein provided shall, as of that date, be subject to an interest payment computed by multiplying the amount due by a variable rate consisting of the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of the calendar month in which the amount became past due, plus 2%. The variable rate shall be adjusted monthly thereafter to equal the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of each successive month during which the amount due remains unpaid, plus 2%. The product shall then be multiplied by 1/365 for each day after the due date that the amount due and the interest amount remain unpaid. Any interest that occurs pursuant to this Article shall be calculated by the party to which it is owed.
The validity of any claim or payment may be contested under the provisions of this Contract. If the debtor party prevails in an arbitration or any other proceeding with respect to the amounts in dispute, there shall be no interest penalty due. If the creditor party wholly or partially prevails on any of the amounts in dispute, the interest penalty shall be awarded as outlined above. Such interest penalty shall be calculated from the date the monies were due and owing to the date of resolution of the arbitration or proceeding, and shall be payable as of the date of resolution of the arbitration or proceeding.
If a Subscribing Reinsurer advances the entire or partial payment of any claim it is contesting, and wholly or partially prevails in the contest, the Company shall promptly return the applicable amount of such payment. The arbitrator(s) hearing such dispute shall determine if interest shall be added to the amount returned by the Company.
Any interest owing pursuant to this Article may be waived by the party to which it is owed. Further, any interest calculated pursuant to this Article that is $100 or less shall be waived. Any waiver of any interest pursuant to this paragraph, however, shall not affect the waiving party’s right to claim and/or pursue interest for any other failure by the other party to make payment when due under this Article.
ARTICLE 32
ENTIRE AGREEMENT
This Contract shall constitute the entire agreement between the Company and the Subscribing Reinsurer with respect to the subject matter of this Contract and shall supersede all prior understandings, negotiations and discussions, whether oral or written, by or between the Company and the Subscribing Reinsurer. There are no general or specific warranties, representations or other agreements by or among the Company and the Subscribing Reinsurer in connection with entering into this Contract except as specifically set forth in this Contract. Notwithstanding the foregoing, this contract may be amended or modified only by a writing signed by both the Company and the Subscribing Reinsurer.

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The Company accepts the terms and conditions of this Contract by signing below. The Subscribing Reinsurer accepts the terms and conditions of this Contract by signing the Interests and Liabilities Agreement that attaches to and forms part of this Contract.
IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its duly authorized representative(s) this 13th day of June, in the year of 2006.
EMPLOYERS INSURANCE COMPANY OF WAUSAU
WAUSAU GENERAL INSURANCE COMPANY
WAUSAU UNDERWRITERS INSURANCE COMPANY
WAUSAU BUSINESS INSURANCE COMPANY

By:	/s/ Robert C. Andrews	Attest:	/s/ Wade R. Hunnewell

	Robert C. Andrews		Wade R. Hunnewell
	Vice President of Reinsurance		Director of Ceded Reinsurance
WAUSAU UMBRELLA QUOTA SHARE REINSURANCE CONTRACT
NO. RAMWA06UQS

Effective: January 1, 2006		DOC: May 23, 2006
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